Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-189235) and Form S-8 (Nos. 333-170022 and 333-184983) of Rare Element Resources, LTD (the “Company”) of our report dated March 17, 2014 with respect to the consolidated balance sheet of the Company as of December 31, 2013, December 31, 2012 and June 30, 2012, and the consolidated statements of operations and comprehensive loss and cash flows of the Company for the year ended December 31, 2013, the six months ended December 31, 2012, the year ended June 30, 2012, and the cumulative period from June 3, 1999 (Inception) to December 31, 2013, and the Company’s internal controls over financial reporting as of December 31, 2013, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ EKS&H, LLLP

EKS&H, LLLP

March 17, 2014

Denver, Colorado